Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Announces Agreement to Sell Marine Vessel Fleet

Dallas, Texas, February 20, 2003...ENSCO International Incorporated (NYSE: ESV) announced the signing of a definitive agreement to sell all of the oilfield support vessels owned by the Company's subsidiary, ENSCO Marine Company, to Tidewater Inc. (NYSE: TDW) for $79 million in cash. The transaction, which is expected to result in a pre-tax gain of approximately $5 million to ENSCO, ($0.02 per diluted share after taxes), is subject to various regulatory consents. It is anticipated that the transaction will close early in the second quarter of 2003.

Carl F. Thorne, ENSCO's Chairman and Chief Executive Officer, explained the strategic reasons for the transaction. "Although ENSCO Marine has performed well for us over the years, further renewal and growth of our boat fleet would require significant new investment. Given our focus on expanding the size and capability of our offshore rig fleet, we determined that this capital would best be deployed in that arena where we have a stronger presence and greater investment return opportunities."

Statements contained in this press release that state company or management intentions, hopes, beliefs, expectations, anticipations, projections, or predictions of the future are forward-looking statements. Such forward-looking statements include references to the anticipated transaction closing and the related current and future financial impact. It is important to note that actual events could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) the results of the review of the proposed transaction by antitrust regulatory authorities, (ii) failure to receive required consents from the United States Maritime Administration, Department of Transportation, (iii) industry conditions and competition, (iv) operational risks and insurance, (v) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the service vessel industry in general and the Company's vessels and operations in particular, (vi) force majeure events, (vii) non-compliance with certain representations, guarantees and covenants, and (viii) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, provides contract drilling and marine transportation services to the international petroleum industry.

Contact: Richard LeBlanc 214-397-3011